UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 30, 2025

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or Other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

379 Interpace Parkway Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 496-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	CAR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Avis Budget Rental Car Funding (AESOP) Facilities

On April 30, 2025 (the “Closing Date”), Avis Budget Group, Inc.’s (the “Company”, “we” or “our”) Avis Budget Rental Car Funding (AESOP) LLC subsidiary (“ABRCF”) completed an amendment and extension of its asset-backed variable-funding financing facilities, which provide a portion of the financing for our car rental fleet in the United States. This financing is comprised of the Series 2010-6 Notes facility and the Series 2015-3 Notes facility, and the notes are secured primarily by vehicles in our domestic fleet and other related assets. Pursuant to the amendments, excluding the Class R Notes, which are held by one of our subsidiaries, the aggregate amount of the Series 2010-6 Notes facility was increased from approximately $2.436 billion to $3.042 billion, and the aggregate amount of the Series 2015-3 Notes facility was increased from approximately $164 million to $198 million. These increased aggregate amounts will be reduced by $507 million and $33 million, respectively, on November 1, 2025. Each of the Series 2010-6 Notes and the Series 2015-3 Notes is a two-year facility.

The foregoing summary of the amendments is qualified in its entirety by reference to the full text of the Second Amendment to Sixth Amended and Restated Series 2010-6 Supplement, a copy of which is attached hereto as Exhibit 10.1, and the Second Amendment to Fourth Amended and Restated Series 2015-3 Supplement, a copy of which is attached hereto as Exhibit 10.2, respectively, and, in each case, which is incorporated by reference herein.

Certain purchasers of the notes, the trustee and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for us and our subsidiaries for which they have received, and will receive, customary fees and expenses.

Amendment to Fourth Amended and Restated Cooperation Agreement

On May 6, 2025, we entered into an amendment (the “Amendment”) to the Fourth Amended and Restated Cooperation Agreement (the “Cooperation Agreement”), dated as of December 23, 2022, among the Company, SRS Investment Management, LLC and certain of its affiliates (together, “SRS”). Pursuant to the Cooperation Agreement, at any meeting of the Company’s stockholders, SRS must exercise the voting rights of any of the voting securities it beneficially owns exceeding 35% of the Company’s outstanding voting securities (the “Excess Shares”) in the same proportion as all other voting securities not owned by SRS. Under the Cooperation Agreement, broker non-votes and abstentions are calculated as votes “against” for purposes of determining how the Excess Shares shall be voted. The Amendment provides that broker non-votes and abstentions shall not impact how the Excess Shares are voted. The Amendment applies to the Company’s 2025 annual meeting of stockholders, but not to future meetings.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 of this report with respect to the Second Amendment to the Sixth Amended and Restated Series 2010-6 Supplement and the Second Amendment to Fourth Amended and Restated Series 2015-3 Supplement is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1

Second Amendment, dated as of April 30, 2025, to Sixth Amended and Restated Series 2010-6 Supplement, dated as of March 4, 2024, by and among Avis Budget Rental Car Funding (AESOP) LLC, as Issuer, Avis Budget Car Rental, LLC, as Administrator, JPMorgan Chase Bank, N.A., as Administrative Agent, the Non-Conduit Purchasers, the CP Conduit Purchasers, the Committed Note Purchasers, the APA Banks and the Funding Agents named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee and as Series 2010-6 Agent.

10.2

Second Amendment, dated as of April 30, 2025, to Fourth Amended and Restated Series 2015-3 Supplement, dated as of March 4, 2024, by and among Avis Budget Rental Car Funding (AESOP) LLC, as Issuer, Avis Budget Car Rental, LLC, as Administrator, JPMorgan Chase Bank, N.A., as Administrative Agent, the Non-Conduit Purchasers, the CP Conduit Purchasers, the Committed Note Purchasers, the APA Banks and the Funding Agents named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee and as Series 2015-3 Agent.

10.3	First Amendment, dated May 6, 2025, to the Fourth Cooperation Agreement, dated as of December 23, 2022, by and among Avis Budget Group, Inc., SRS Investment Management, LLC and certain of its affiliates.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Jean M. Sera
Name:	Jean M. Sera
Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Date: May 6, 2025